UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                         (Amendment No.     2      )*


                             ALFACELL CORPORATION
                               (Name of Issuer)


                           COMMON STOCK, $.001 PAR VALUE
                           (Title of Class of Securities)


                                   015404106
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement. <square>
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  015404106                13G       Page   2     of    4    Pages



1                        NAMES OF REPORTING PERSONS
                         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                        STANISLAW MIKULSKI

2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) <square>
                                                                                                   (b) <square>
3                        SEC USE ONLY


4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                                 United States

                           5                 SOLE VOTING POWER

                                                763,814
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                           6                 SHARED VOTING POWER

                                                763,814
                           7                 SOLE DISPOSITIVE POWER

                                                763,814
                           8                 SHARED DISPOSITIVE POWER

                                                763,814

9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     763,814
10                       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                       6.4%
12                       TYPE OF REPORTING PERSON (See Instructions)

                                                        IN

Item 1 (a)     Name of Issuer:

                    ALFACELL CORPORATION

Item 1 (b)     Address of Issuer's Principal Executive Offices:

                    225 Belleville Avenue
                    Bloomfield, New Jersey  07003

Item 2 (a)     Name of Person Filing:

                    STANISLAW MIKULSKI

Item 2 (b)     Address of Principal Business Office or, if none,
               Residence

                    SEE ITEM 1(b) ABOVE

Item 2 (c)     Citizenship:

                    SEE ITEM 4 OF COVER SHEET

Item 2 (d)     Title of Class of Securities:

                    Common Stock, $.001 par value

Item 2 (e)     CUSIP Number:

                    015404106

Item 3.
                    NOT APPLICABLE

Item 4.   Ownership

          (a)  Amount Beneficially Owned:

                    SEE ITEM 9 of COVER SHEET

          (b)  Percent of Class:

                    SEE ITEM 11 of COVER SHEET

          (c):
                    SEE ITEMS 5, 6, 7, and 8 of COVER SHEET




                         Page 3 of 4 pages

Item 5.   Ownership of 5% or less of a Class:

               If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial holder of more than five percent of the class of securities, check the following box.
                                       <square>

Item 6.   Ownership of more than 5% on behalf of another person:

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company:

               NOT APPLICABLE

Item 8.   Identification and Classification of Members of the
          Group:

               NOT APPLICABLE

Item 9.   Notice of Dissolution of Group:

               NOT APPLICABLE

Item 10.  Certification:

               NOT APPLICABLE

                             SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   FEBRUARY 14, 1996
                                   Date


                                   /S/STANISLAW MIKULSKI
                                   Signature

                                   STANISLAW MIKULSKI
                                   Name/Title

                         Page 4 of 4 pages